Amended and Restated Description of Issuance,

Transfer and Redemption Procedures

For Intelligent Life Individual and Intelligent Life Last Survivor Flexible Premium Variable

Universal Life Insurance Policies

Issued By

TIAA-CREF Life Insurance Company

This document sets forth the administrative procedures, as required by Rule 6e-3(T)(b)(12)(iii), that will be followed by TIAA-CREF Life Insurance Company (the “Company”) in connection with the issuance of its Intelligent Life individual (“Intelligent Life VUL”)and Intelligent Life last survivor (“Intelligent Life Survivorship VUL”) flexible premium variable universal life insurance policy (“Policy” or “Policies”) and acceptance of payments thereunder, the transfer of assets held thereunder, and the redemption by owners of the Policy (“Owners”) of their interests in those Policies. Terms used herein have the same definition as in the prospectus for the Policy that is included in the current registration statement on Form N-6 for the Policy (File Nos. 333-128699 and 333-151910) as filed with the Securities and Exchange Commission (“Commission” or “SEC”).

This document completely amends, restates and replaces any previous descriptions of the issuance, transfer and redemption procedures of variable life Policies issued by the Company.

I.	Procedures Relating to Purchase and Issuance of the Policies and Acceptance of Premiums
A.	Offer of the Policies, Application, First Premium, and Issuance

Offer of the Policies. The Policies are offered and issued pursuant to underwriting standards in accordance with state insurance laws. The Premiums for the Policies are not the same for all Owners with the same Face Value. Insurance is based on the principle of pooling and distribution of mortality risks, which assumes that each Owner pays Premiums commensurate with the Insured’s mortality risk as actuarially determined utilizing factors such as an Insured’s Underwriting Class, Issue Age, death benefit option, number of full years insurance has been in force, and, in most states, gender. Uniform Premiums for all Insureds would discriminate unfairly in favor of those Insureds representing greater risk. Although there is no uniform Premium for all Insureds, there is a uniform Premium for all Insureds of the same Underwriting Class, Issue Age, death benefit option, gender (in most states), and Face Amount.

Application. Persons wishing to purchase a Policy must submit a completed application to the Company’s Administrative Office. The application must specify the name of the Insured(s) and provide certain required information about the Insured(s). The application generally must designate Premium allocation percentages, Face Amount, and the Beneficiary(ies). The minimum first Premium depends on a number of factors including the Issue Age, gender (in most states), and Underwriting Class of the proposed Insured and the Face Amount. The minimum first Premium is $50. The minimum Face Amount for Intelligent Life VUL is $100,000, and $250,000 for Intelligent Life Survivorship VUL. Generally, Intelligent Life VUL and Intelligent Life Survivorship VUL are available for Insureds between Issue Ages 0-90.

Receipt of Application and Underwriting. Upon receipt of a completed application In Good Order from an applicant, the Company will follow its established insurance underwriting procedures for life insurance designed to determine whether the proposed Insured is insurable. This process may involve such verification procedures as medical examinations and may require that further information be provided about the proposed Insured before a determination can be made.

The underwriting process determines the Insured’s Underwriting Class. Insureds are placed into one of the following classes: preferred plus non-tobacco, preferred non-tobacco, select non-tobacco and standard tobacco. Insureds can also be placed into one of a number of substandard non-tobacco or substandard tobacco classes. Substandard classes reflect higher mortality risks.

TIAA INTERNAL USE ONLY

Juveniles will be classified using a blended standard tobacco and non-tobacco “unismoke” rate. This “unismoke” rate will be in force for the life of the Policy, even once the Insured reaches Attained Age 18.

The Company reserves the right to reject an application for any reason permitted by law. The Company will notify the Owner when the underwriting process has been completed. The minimum first Premium may not be paid and insurance coverage will not take effect prior to that time.

Issuance of Policy. Generally, when the underwriting process has been completed, the original application has been approved, and the minimum first Premium has been received, the Policy is issued. This is the Issue Date. The Issue Date is the date when the Company’s underwriting process is complete and the Company issues the Policy at its Administrative Office. The Issue Date is shown on the specifications page of the Policy and is the date used to measure suicide and contestable periods. It is also the date when the Company will credit the first Premium to the Policy.

The Policy Date of a Policy is its effective date as set forth in the Policy. The Policy Date is used to determine the Monthly Charge Date and Policy Years. The Policy Date is generally the same as the Issue Date but, subject to state approval, may be another date agreed to by the Company and the proposed Insured(s). Insurance coverage under the Policy will take effect only if the proposed Insured(s) are alive and in the same condition of health as described in the application when the Company delivers the Policy to them, and if the minimum first Premium has been paid. (See “Backdating” below for additional information.)

Minimum First Premium. The minimum first Premium is due on or before the date the Policy is delivered. No insurance will take effect until the minimum first Premium is paid, and the health and other conditions of the Insured(s) described in the application must not have changed. The Company may accept money from another life insurance policy that qualifies for a tax-free exchange under Section 1035 of the Internal Revenue Code (the “Code”) as part of a first Premium, contingent upon receipt of the cash from that policy.

Backdating. The Company may sometimes backdate a Policy, if the Owner requests, by assigning a Policy Date earlier than the Issue Date so that the Owner can be considered to have a younger Issue Age. The Company will not backdate a Policy more than six months prior to the Issue Date. For a backdated Policy, monthly deductions will begin on the backdated Policy Date. The Owner will therefore incur charges for the period between the Policy Date and the Issue Date as though full insurance coverage is in effect during this period, even though full coverage does not in fact begin until the Issue Date.

B.	Additional Premiums

1.

Planned Premiums. When applying for a Policy, an applicant will elect to pay Premiums on a monthly, quarterly, semiannual, annual or single sum basis. However, Premiums do not have to be paid according to any schedule. An Owner has the flexibility to determine the frequency and the amount of the Premiums paid and can change the planned periodic Premium at any time. If Premiums are paid pursuant to a Premium reminder notice, the address for payment will be enclosed with the notice or Premium payments can be sent to the Company’s Administrative Office.

2.	Premium Flexibility. Prior to the Policy’s Final Policy Date, additional Premiums may be made at any time and in any amount equal to or greater than $50.

The Company reserves the right to limit total Premiums allocated to the Fixed Account under a Policy to $500,000 a year.

Any time an Owner submits a Premium payment that may impact the status of the Policy, the Company will or reserves the right to hold, limit, or refund all or part of the Premium payment until the Company receives sufficient instructions or if required, evidence of insurability. These situations include but are not limited to:

•	The Premium would disqualify the Policy as a life insurance contract under the Code;
•	The Premium would cause the Policy to become a MEC under the Code; or
•	The Premium would cause an immediate increase in the death benefit as a result of Section 7702 of the Code (unless the Company is provided with satisfactory evidence of insurability).

TIAA INTERNAL USE ONLY

If a Policy has an Outstanding Loan Amount, any payments sent to the Company will be credited as Premium payments unless the Company receives a request In Good Order for the payments to be applied as loan repayments.

Electronic Payments. An Owner may choose to have Premium payments automatically deducted periodically from a bank account under the automatic payment plan.

3.

Refund of Excess Premium Amounts. If the Guideline Premium Test is used to test if the Policy qualifies as life insurance under the Code, total Premium payments may not exceed certain stated limits. The Company has established procedures to monitor whether aggregate Premiums paid under a Guideline Premium Test Policy exceeds those limits. If a Premium is paid that would result in total Premiums exceeding these limits, the Company will accept only that portion of the Premium that would make total Premiums equal the maximum amount that may be paid under the Policy. The Company will not refund any Premium necessary to keep the Policy in force.

4.

Modified Endowment Contracts. Prior to the Policy Date, if the Company finds that an Owner’s planned periodic Premium schedule would cause the Policy to exceed the “seven-pay limit” rules and become subject to special tax treatment as a MEC under Section 7720A of the Code, the Company will notify the Owner and request further instruction. If the Owner does not reduce the planned periodic Premium to a level that avoids classification as a MEC, the Company will issue the Policy based on the planned periodic Premium the Owner selected. If the Owner chooses to alter the selected planned periodic Premium schedule, the Company will then issue a Policy based on the revised planned periodic Premiums.

After the Policy Date, if the Company discovers that a Premium payment has been made that would cause a Policy to become a MEC, the Company will place the excess Premium amount that would cause the Policy to become a MEC in a suspense account. This amount will not be applied to the Policy unless and until the Owner acknowledges that he or she knows and understands that the Policy will become a MEC and nevertheless wishes to apply this amount to the Policy. Similarly, instructions regarding withdrawals, changes in death benefit options, or changes in Face Amounts that would result in a Policy becoming a MEC will not be honored until the Owner acknowledges that he or she knows that the Policy will become a MEC and nevertheless wishes the Company to effect the transaction. If a Policy inadvertently becomes classified as a MEC, and the Owner does not want the Policy to be a MEC, the Company will attempt to enable the Policy to continue to meet the seven-pay test for federal income tax purposes (and not be a MEC) by refunding any excess Premiums and related earnings to the Owner. It is not clear, however, that the Company can take effective action in all possible circumstances to prevent a Policy that has exceeded the applicable Premium limitation from being classified as a MEC.

C.	Crediting Premiums

On the Issue Date, the Company will credit to the Policy the first Premium, less the Premium expense or tax charge, minus any Monthly Charge due. In states that require the refund of all Premiums on return of a Policy during the Right to Cancel Period, the Company will allocate this amount to the TIAA-CREF Life Money Market Account. In these states, the Company also will allocate all subsequent Net Premiums (i.e., the Premium less the premium tax charge) received at the Administrative Office during the Right to Cancel Period to the TIAA-CREF Life Money Market Account. We will allocate the remaining portion of the Net Premium (if any) to the Fixed Account. The Premium(s) will remain in the TIAA-CREF Life Money Market Account for the number of days in the applicable state free look period plus 2 days. On the second day following the end of the Right to Cancel period, the Company will reallocate all Policy Value (at the Unit value next determined) from the TIAA-CREF Life Money Market Account to the Investment Accounts in accordance with current allocation instructions. If the second day following the end of the Right to Cancel Period is not a Business Day, the Company will allocate Policy Value among the Investment Accounts using Unit values as of the immediately subsequent Business Day. The Company invests all Net Premiums paid thereafter as of the Business Day the Company receives the payment at its Administrative Office based on the allocation percentages then in effect. For the limited purpose of allocating Policy Value on the second day following the end of the Right to Cancel Period, the Company will assume that the Right to Cancel Period begins on the day the Owner receives the Policy.

TIAA INTERNAL USE ONLY

On any Business Day that the Company credits Net Premiums or transfers Policy Value to an Investment Account, the Company will convert the dollar amount of the Net Premium (or transfer) into Investment Account Units. The Company determines the number of Units to credit to, or subtract from, a Policy by dividing the dollar amount of the transaction by the Unit value for that Investment Account at the end of that Business Day. Unit values on any non-Business Day are determined using the Unit values as of the most recent Business Day.

The Company determines a Unit value for each Investment Account to reflect how investment performance affects the Policy Value. Unit values will vary among Investment Accounts. The Unit value may increase or decrease from one Business Day to the next. The Unit value of any Investment Account at the end of any Business Day equals:

•	the Unit value of the Investment Account on the immediately preceding Business Day; multiplied by
•	the net investment factor for that Investment Account on that Business Day.

The net investment factor measures the investment performance of an Investment Account from one Business Day to the next; increases to reflect investment income and capital gains (realized and unrealized) for the shares of the underlying Fund; and decreases to reflect any capital losses (realized and unrealized) for the shares of the underlying Fund, as well as the mortality and expense risk charge and/or the administrative expense charge (as applicable).

D.	Policy Lapse and Reinstatement

Lapse. When the Cash Surrender Value is not enough to pay the Monthly Charge, the Policy will enter a Grace Period. If the Insured on a single life Policy or the last surviving Insured on a last survivor Policy dies during the Grace Period, the Death Benefit Proceeds will be paid and reduced by the amount of the due and unpaid charges. When a Policy enters a Grace Period, the Company will mail the Owner a Premium reminder notice that indicates the necessary payment amount and final payment date to prevent Lapse.

Reinstatement. Any Lapsed Policy that has not been Surrendered may be reinstated at any time while the Insured on a single life Policy or the Last Insured on a last survivor Policy is alive and within 3 years (5 years in Missouri and North Carolina) after the end of the Grace Period (and prior to the Final Policy Date) if all of the following items are received at the Company’s Administrative Office:

•	In good order requesting reinstatement;
•	Evidence of insurability that has been deemed satisfactory by the Company;
•	Payment or reinstatement of any Outstanding Loan Amounts as of the date of Lapse; and
•

Payment of an amount that is sufficient to make the Policy’s Cash Surrender Value positive, with any unpaid Monthly Charges on the date of Lapse (in states other than Pennsylvania) accruing interest at an annual effective rate of 6% from the date of Lapse to the date of reinstatement, plus payment of an amount equal to three current Monthly Charge deductions.

The effective date of reinstatement is the later of the date the application for reinstatement is approved by the Company or the date the Company receives the payment required for reinstatement. A reinstated Policy will have the same Policy Date as it had prior to the Lapse. The Policy Value on the date of reinstatement will equal the amounts paid at reinstatement decreased by any Outstanding Loan Amount repayment, any unpaid Monthly Charges with interest, and any Premium expense or tax charge.

E.	Allocations of First Premium Among the Investment Accounts and the Fixed Account

The Separate Account. An Owner may allocate Premiums to one or more of the Investment Accounts of TIAA-CREF Life Separate Account VLI-1 (the “Separate Account”). The Separate Account currently consists of multiple Investment Accounts, the assets of which are used to purchase shares of one of the corresponding investment portfolios, which are usually mutual funds or other pooled investment vehicles (the “Funds”). Each Fund is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company.

TIAA INTERNAL USE ONLY

The Company can add new Investment Accounts in the future that would invest in portfolios of additional investment companies. The Company does not guarantee that the Separate Account, any existing Investment Account, or any Investment Account added in the future will always be available. The Company reserves the right to add or close Investment Accounts, substitute another Fund (which may have different expenses) without Owner consent, or combine Investment Accounts or portfolios. Substitutions and Investment Account closings may be made with respect to existing investments or the investment of future Premiums, or both. However, no substitution will be made without any necessary approval of the Commission. Any Fund may discontinue offering its shares to the Investment Accounts. The Company also has the right to make other structural and operational changes affecting the Separate Account and the Policy.

When an Owner allocates an amount to an Investment Account (either by Premium allocation, transfer of Policy Value, or repayment of an Outstanding Loan Amount), the Policy is credited with Units in that Investment Account. The number of Units is determined by dividing the dollar amount allocated, transferred, or repaid to the Investment Account by the Investment Account’s Unit value when the allocation, transfer, or repayment is affected. An Investment Account’s Unit value is determined for each Business Day by multiplying the Unit value for an Investment Account for the prior Business Day by the net investment factor for the Investment Account for the current Business Day. The net investment factor is an index used to measure the investment performance of an Investment Account from one Business Day to the next.

The Fixed Account. Owners also may allocate Net Premiums to the Fixed Account. The Fixed Account is part of the Company’s general account and is subject to the Company’s general liabilities from business operations. The Company guarantees that the amounts allocated to the Fixed Account will be credited interest daily at a net effective annual interest rate of at least 3%. The principal less charges and deductions is also guaranteed by the Company. The Company will determine any interest rate credited in excess of the guaranteed rate at its sole discretion.

The Fixed Account value will not directly share in the investment performance of the Company’s general account. The Company anticipates changing the current interest rate from time to time at the Company’s sole discretion. The Owner assumes the risk that interest credited to amounts in the Fixed Account may not exceed the minimum guaranteed rate. Any amounts in the Fixed Account are subject to the Company’s financial strength and claims-paying ability.

Allocation Options. Premiums are allocated to the Allocation Options in accordance with the following procedures:

General. In the application for the Policy, the Owner will instruct the Company to allocate the Net Premiums to one or more Accounts offered under the Allocation Options. Each allocation percentage must be a whole number, and the sum of the allocation percentages must equal 100%. Net Premiums will be allocated according to the Owner’s current Premium allocation instructions based on the price determined at the end of the Business Day the Company receives a request In Good Order of those instructions at its Administrative Offices. Any allocations in the separate account will automatically move to the general account upon first notice of death.

Allocation instructions for additional Net Premiums may be changed without charge by the Owner providing the Company receives a request In Good Order. Any change in allocation instructions will be effective on the Business Day the Company receives the request.

Delay in Allocations. Some states require us to refund all payments if you return your Policy during the Right to Cancel Period. In those states, where you have instructed that all or a portion of the Net Premium be allocated to one or more Investment Accounts, we will allocate that amount to the Investment Account that invests in the TIAA-CREF Life Money Market Fund (the “Money Market Account”). We will allocate the remaining portion of your Net Premium (if any) to the Fixed Account. Following the end of the Right to Cancel Period, we will allocate that Policy Value in the Money Market Account among the Investment Accounts as indicated in your current Premium allocation instructions. If the Right to Cancel Period ends on a non-Business Day, we will allocate Policy Value among the Investment Accounts using Unit values as of the immediately preceding Business Day. We invest all Net Premiums paid thereafter based on the allocation percentages then in effect.

TIAA INTERNAL USE ONLY

F.	Loan Repayments and Interest Payments

Repaying Loan Amount. While a loan is outstanding, the Company credits all payments received as Premium payments unless the Owner provides a request In Good Order for the payments to be applied as loan repayments. The Owner may repay all or part of the Outstanding Loan Amount at any time while the Policy is in force and an Insured is living. The Outstanding Loan Amount is equal to the amount in the Loan Account plus any unpaid and accrued interest on that amount. Loan repayments must be sent to the Company’s Administrative Office and will be credited as of the Business Day received. Loan repayments must be at least $100, or the total Outstanding Loan Amount, if less. Any Outstanding Loan Amount will be deducted from the Policy Value upon Surrender, and from the Death Benefit Proceeds payable on the death of the Insured on a single life Policy or the Last Insured on a last survivor Policy.

Allocation for Repayment of Policy Loans. On the Business Day the Company receives a repayment of all or part of an Outstanding Loan Amount, the Company will compare the Outstanding Loan Amount to the amount of payment. Any amount in excess of the Outstanding Loan Amount will be transferred to the Fixed Account and the Investment Accounts in accordance with the then effective Premium allocation instructions, or as directed by the Owner.

Interest on Loan Reserve. The “charged interest rate” is the interest the Company charges on a loan. The “earned interest rate” is the interest the Company credits on amounts in the Loan Account. Charged interest is due and payable on the earlier of the Policy Anniversary or when the Cash Surrender Value is insufficient to pay the Monthly Charge. At that time, any unpaid interest becomes part of the Outstanding Loan Amount and accrues interest at the then-current rate. The company transfers earned and charged loan interest to or from the Allocation Options (per your instructions or pro rata to or from each of your Allocation Options) and recalculates collateral: (a) when loan interest is paid; (b) when a new loan is made; (c) when a loan repayment is made; (d) on each Policy Anniversary; and (e) at policy termination. A transfer to or from the Loan Account will be made to reflect any recalculation of collateral. Transfers include: (a) interest earned on the Loan Account that is transferred to the Investment Accounts; (b) unpaid charged interest that is added to the loan; and (c) policy value that is transferred from the Investment Accounts to the Loan Account in the amount of charged interest added to the loan.

For Policy loans requested in Policy Years 1-10, the Company sets the earned interest rate at the annual minimum rate of 4.35%. If a Policy loan is requested in Policy Years 11 and thereafter, the Company will credit interest in the Loan Account at the annual interest rate of 4.80%. The Company charges interest on loans in arrears at the annual interest rate of 5%.

II.	Transfers
A.	Transfers Among the Investment Accounts and the Fixed Account

The Owner may transfer between and among the Allocation Options. The Allocation Option value is the amount available for transfer. The Company determines this amount at the end of the Business Day it receives an Acceptable Request for transfer. The following is a list of features that apply to transfers under a Policy:

•	At least $250, or the total value in the Investment Account or Fixed Account that is being transferred from, if less, must be transferred.
•

The Company reserves the right to deduct $25 for the 13th and each additional transfer in a Policy Year. This amount will be deducted from the balance of the account to which the amount is transferred. Transfers due to dollar cost averaging, automatic account rebalancing, loans, the exchange privilege, change in an Investment Account’s investment policy, or the initial reallocation of account values from the Fixed Account or Money Market Account do not count as transfers for the purpose of assessing the transfer charge.

•

Each request is considered a single transfer, regardless of the number of Allocation Option accounts involved. If the transfer targets more than one Allocation Option, any transfer charge will be deducted from all of the target options in proportion to the amount transferred into each option.

TIAA INTERNAL USE ONLY

•

The transfers are processed based on Unit values determined at the end of the Business Day when the Company receives the transfer request. Any transfer request received by the Company after the end of a Business Day will be processed based on the Unit value determined at the end of the next Business Day.

•

If there is not enough Policy Value in the account to cover a transfer, the amount remaining in that account will be transferred. If amounts are being transferred from more than one account, the amount remaining in the account will be transferred to the accounts in proportion to the transfer instructions.

•	The Company reserves the right to restrict transfers from any one account to one transfer within a 90-day period.

B.	Dollar Cost Averaging

An Owner may elect to participate in a dollar cost averaging program in a form acceptable to the Company. This strategy spreads the allocation of Premiums into the Investment Accounts over a period of time by systematically and automatically transferring, on a periodic basis, specified dollar amounts from the Fixed Account or the Money Market Account to any Investment Account(s).

Owners may elect to have transfers made on a monthly or quarterly basis. If no timing basis is selected, transfers will be made monthly. Equal amounts (minimum of $100) are automatically transferred from the Fixed Account or Money Market Account to designated “target accounts” in percentages selected by the Owner. An Owner may elect multiple target accounts.

In most states, the first transfer will take place on the first Monthly Charge Date after the Company’s receipt of an Acceptable Request. In states that require the Company to refund payments made during the Right to Cancel Period, the first transfer will be made on the first Monthly Charge Date after the later of: (a) the end of the Right to Cancel Period, or (b) the Company’s receipt of an Acceptable Request to start the program.

The Owner decides how many scheduled transfers to make (although the Company reserves the right to require a minimum number of transfers to participate in the program). If no number of transfers is chosen, transfers will be made until there is no Policy Value remaining in the Fixed Account or the Money Market Account. There will be no charge for any transfers made under this program.

The Company reserves the right to permit Owners to start only one dollar cost averaging program in any Policy Year. If an automatic account rebalancing program is in effect, a dollar cost averaging program cannot be initiated for that Policy.

Dollar cost averaging will end if: (1) the Company receives an Acceptable Request to cancel participation; (2) the value of the Fixed Account or Money Market Account is insufficient to make the transfer; or (3) the specified number of transfers has been completed.

Owners will receive a notice of transfers made under the dollar cost averaging program in their quarterly statement. Owners are responsible for reviewing the quarterly statement to verify that the transfers are being made as requested. There is no additional charge for dollar cost averaging. A transfer under this program is not considered a transfer for purposes of assessing any transfer fee.

The Company may at any time modify, suspend, or discontinue the dollar cost averaging program.

C.	Automatic Account Rebalancing Program

The Owner may elect to participate in an automatic account rebalancing program by providing the Company with a request In Good Order Automatic account rebalancing will allow the Owner to maintain his or her specified allocation mix among the Allocation Options. The Owner can elect to readjust the allocations on a monthly, quarterly, semi-annual or annual basis.

The Company reserves the right to allow an Owner to start only one automatic account rebalancing program in any Policy Year or successive 12 month period. If a dollar cost averaging program is in effect, an automatic account rebalancing program cannot be initiated. Automatic account rebalancing will end if the Company receives an Acceptable Request to cancel participation. The Company reserves the right to terminate the automatic account rebalancing program for a particular Policy.

TIAA INTERNAL USE ONLY

D.	Transfer Errors

In accordance with industry practice, the Company will establish procedures to address and to correct errors in amounts transferred among the Investment Accounts and the Fixed Account, except for de minimis amounts. The Company will correct non-de minimis errors it makes and will assume any risk associated with the error. Owners will not be penalized in any way for errors made by the Company. The Company will take any gain resulting from the error.

E.	Market Timing/Excessive Transfer Policies

There are Owners who may try to profit from transferring money back and forth among Allocation Options in an effort to “time” the market. As money is shifted in and out of these Allocation Options, the Company incurs transaction costs and the underlying Portfolios incur expenses for buying and selling securities. These costs are borne by all Owners. In addition, market timing can interfere with efficient portfolio management and cause dilution, if timers are able to take advantage of pricing inefficiencies. The risk of pricing inefficiencies can be particularly acute for Portfolios invested primarily in foreign securities because of the time zone differences in the operations of the markets.

The Company has adopted policies and procedures to discourage market timing activity and control certain transfer activity. The Company has the right to modify policies and procedures at any time without advance notice. Under these policies and procedures, if, within a 60-day calendar period, an Owner redeems or exchanges any monies out of an Allocation Option that holds shares of a Portfolio, subsequently purchases or exchanges any monies back into that same Allocation Option holding shares of the Portfolio and then redeems or exchanges any monies out of the same Allocation Option, the Owner will not be permitted to make electronic transfers (i.e., transfers over the Internet, by telephone or fax) back into that same Allocation Option holding shares of the Portfolio through a purchase or exchange for 90 calendar days. An Allocation Option that invests in the TIAA-CREF Life Money Market Fund and transfers made pursuant to the dollar cost averaging and automatic account rebalancing programs do not count toward these transfer limitations.

To the extent permitted by applicable law, the Company may reject, limit, defer or impose other conditions on transfers into or out of an Allocation Option in order to curb frequent transfer activity to the extent that comparable limitations are imposed on the purchase, redemption or exchange of shares of any of the Portfolios under the Separate Account.

If the Company regards the transfer activity as disruptive to an underlying Portfolio’s efficient portfolio management, based on the timing or amount of the investment or because of a history of excessive trading by the investor, the Company may limit an Owner’s ability to make transfers by telephone, fax or over the Internet. The Company also may stop doing business with financial advisors who engage in excessive transfer activity on behalf of their clients. Because the Company has discretion in applying these policies, it is possible that similar activity could be handled differently with the result that some market timing activity may not be detected.

The Company seeks to apply market timing and other transfer policies uniformly to all Owners. The Company reserves the right to waive these policies where management believes that the waiver is in the Owners’ best interests and that imposition of the Policy’s restrictions is not necessary to protect Owners from the effects of short-term trading. Except as stated above, no exceptions are made with respect to the policies. The Policy is not appropriate for market timing. The Owner should not invest in the Policy if the Owner wants to engage in market timing activity.

TIAA INTERNAL USE ONLY

To the extent permitted by applicable law, the Company may not accept or the Company may defer transfers at any time that the Company is unable to purchase or redeem shares of any of the Portfolios under the Separate Account.

Owners seeking to engage in market timing may deploy a variety of strategies to avoid detection, and, despite efforts to discourage market timing, there is no guarantee that TIAA-CREF Life or its agents will be able to identify all market timers or curtail their trading practices. If the Company does not identify or curtail market timers, there could be dilution in the value of account shares held by long-term Owners, increased transaction costs, and interference with the efficient portfolio management of the affected Portfolio.

The Portfolios available as Allocation Options under the Policy may have adopted their own policies and procedures with respect to market timing and excessive trading of their respective shares. The prospectuses for the Portfolios describe any such policies and procedures. The policies and procedures of a Portfolio may be different, and more or less restrictive, than the Company’s policies and procedures or the policies and procedures of other Portfolios. While the Company reserves the right to enforce these policies and procedures, the Company may not have the contractual authority or the operational capacity to apply the market timing and excessive trading policies and procedures of the Portfolios. However, the Company has entered into a written agreement, as required by SEC regulation, with each Portfolio or its principal underwriter that obligates the Company to provide to the Portfolio promptly upon request certain information about the trading activity of individual Owners, and to execute instructions from the Portfolio to restrict or prohibit further purchases or transfers by specific Owners who violate the market timing and excessive trading policies established by the Portfolio.

III.	“Redemption” Procedures

A.	Right to Cancel Period

A Policy may be cancelled during the Right to Cancel Period if the Owner returns the Policy and provides the Company with a request In Good Order at its Administrative Office. The Right to Cancel Period is generally determined by state law, is stated on each Policy’s cover page, and will begin when the Owner receives the Policy. The length of the Right to Cancel Period may also vary depending on whether the Policy was purchased to replace another policy. The minimum Right to Cancel Period is 10 days. A Policy cancelled during the Right to Cancel Period will be treated as if it were never issued. Within seven days after the Company receives the returned Policy, the Company will pay a refund. The Company will refund an amount equal to the sum of:

•	The Policy Value as of the Business Day the Company received the returned Policy and a tequest In Good Order
•	Any Premium expense or tax charges deducted from Premiums paid;
•	Any Monthly Charges charged against the Policy Value; and
•	An amount reflecting other charges deducted under the Policy.

Where state law requires, the refund will be equal to all payments made to the Policy being cancelled.

B.	Surrenders

Requests for Surrender Value. The Owner may request to Surrender a Policy for its Cash Surrender Value as calculated at the end of the Business Day the Company receives a request In Good Order subject to the following conditions: an Insured must be alive, the Policy must be in force when the request is made, and the Company may require that the Policy be returned. The Surrender will take effect and the Policy will terminate on the date the Company receives the request. Once a Policy is Surrendered, all coverage and other benefits under it cease and cannot be reinstated. The Cash Surrender Value is generally paid in a lump sum within 7 days after the Company receives the Acceptable Request. An alternative method of payment may be requested. The Cash Surrender Value equals the Policy Value minus any Outstanding Loan Amount.

TIAA INTERNAL USE ONLY

C.	Termination

The Policy will terminate on the earliest of:

•	The end of the Grace Period without a sufficient payment;
•	The date this Policy is exchanged for another life insurance or annuity policy; or
•	The date the Policy is Surrendered.

D.	Partial Withdrawals

When Withdrawals are Permitted. After the first Policy Year, the Owner may make an Acceptable Request to withdraw part of the Cash Surrender Value, subject to the following conditions:

•	The Owner must request at least $1,000.
•	An Insured must be alive, and the Policy must be in force when the request is made.
•

The Owner can specify the Allocation Option from which to make the partial withdrawal. Otherwise, the Company will deduct the amount from the Allocation Options in proportion to the Policy Value attributable to each Investment Option before the partial withdrawal.

•	The Company reserves the right to restrict each Policy to one withdrawal from any Investment Option within a 90-day period.
•	The Company charges a withdrawal fee of $20 per withdrawal.
•

The Company will process the withdrawal at the Unit values determined at the end of the Business Day when the Company receives the Owner’s partial withdrawal request. The Company will process any partial withdrawal request received after the end of the Business Day based on the Unit Value determined at the end of the next Business Day.

•	The Company generally will pay a partial withdrawal request after it is processed, but not later than seven days after the Business Day it received the request.
•

If a partial withdrawal would cause a Policy to be classified as a MEC under the Code, the Company will not process the partial withdrawal until it receives a request In Good Order with specific instructions from the Owner to continue the Policy as a MEC.

•	If a partial withdrawal would cause the Policy to fail to qualify as life insurance under the Code, the amount of the withdrawal may be reduced or the Policy may be Surrendered.
•	No partial withdrawals may be taken or repaid after a Policy becomes “overloaned.”

Effect of Withdrawal on Death Benefit. A partial withdrawal will reduce the Policy Value by the amount of the partial withdrawal. Accordingly, a partial withdrawal can affect the Face Amount, death benefit and net amount at risk. If death benefit Option A or C is in effect, the Company will reduce the Face Amount by the amount of the partial withdrawal. Any decrease in Face Amount due to a partial withdrawal will reduce the Initial Face Amount and any increases in Face Amount in proportion to the Face Amount before the partial withdrawal. If a partial withdrawal would cause the Face Amount to be less than the minimum Face Amount, the Owner may either reduce the amount of the partial withdrawal or Surrender the Policy for its Cash Surrender Value. A partial cash withdrawal will not reduce the Face Amount if death benefit Option B is in effect.

E.	Premium Expense Charge, Monthly Charge, Daily Charges, and Taxes

The Company makes certain charges and deductions under the Policy. These charges compensate the Company for the services and benefits it provides, costs and expenses it incurs, and the risks it assumes in connection with the Policy. These deductions consist of three components: (a) the Premium Tax Charge, (b) the Monthly Charge, and (c) daily charges.

If these charges do not cover the Company’s actual costs, the Company absorbs the loss. Conversely, if there is excess, the excess is added to the Company’s surplus. The Company expects to profit from these charges and may use these profits for any lawful purpose including covering distribution expenses.

Premium Tax Charge. Prior to allocation of Net Premiums, the Company deducts a Premium Tax Charge from each Premium to compensate it for certain taxes applicable to the state of contract issue and credit the remaining amount (the Net Premium) according to the Owner’s allocation instructions. Premium Tax Charges vary from state to state and can range from 0.00% to 3.50%.

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The Monthly Charge. A Monthly Charge is deducted from the Policy Value on the Policy Date and on each Monthly Charge Date prior to the Final Policy Date. If the Policy Date is set prior to the Issue Date, a Monthly Charge will accrue on the Policy Date and on each Monthly Charge Date until and including the Issue Date. On the Issue Date, these accrued Monthly Charges will be deducted from the Policy Value. The Company will then deduct a Monthly Charge from the Policy Value on each Monthly Charge Date thereafter. Because portions of the Monthly Charge can vary from month to month, the Monthly Charge amount will also vary.

The Monthly Charge will be deducted from the Fixed Account, and then, if not available, each Investment Account on a pro rata basis. Alternatively, the Monthly Charge will be deducted from specific Investment Accounts and/or the Fixed Account based upon the Owner’s instructions. If an Allocation Option specified by the Owner no longer has any value from which to deduct the Monthly Charge, then the Company will deduct the Monthly Charge allocated to this Allocation Option pro rata from the other Allocation Options the Owner has specified, unless the Owner provides the Company with new instructions. If no specified Allocation Options have any value, then the Monthly Charge will be deducted from all of the Owner’s other Allocation Options that still have value on a pro rata basis, unless the Owner provides new instructions.

The Monthly Charge has 3 components:

•	the monthly policy fee (applicable only to Policies issued on a single life basis, and applicable only to certain Issue Ages on such Policies);
•	the monthly cost of insurance charge; and
•	charges for any riders.

Policy Fee. The Company assesses a monthly policy fee that is applicable for certain Issue Ages and Policy Years to compensate for certain administrative services and operating expenses of Policies with lower Face Amounts. The annualized policy fee of $120 applies for Issue Ages 0-17. In no event will policy fees exceed this amount. The Company reserves the right to reduce or waive the policy fee for particular contracts when it is anticipated that the administrative and operating expenses of these contracts will be lower.

Cost of Insurance Charge. The Company deducts a monthly cost of insurance charge to compensate it for providing the death benefit. The charge depends on a number of variables (including the Issue Age, Underwriting Class, Policy Year, Policy Value, death benefit option, Face Amount, and in most states, gender), that cause it to vary from Policy to Policy and from Monthly Charge Date to Monthly Charge Date.

The cost of insurance charge is equal to:

•	The monthly cost of insurance rate; multiplied by
•	The Policy’s net amount at risk on the Monthly Charge Date.

The net amount at risk is equal to:

•	The death benefit divided by an interest discount factor on the Monthly Charge Date (for Intelligent Life this factor is 1.00246627); minus
•	The Policy Value on the Monthly Charge Date.

The Monthly Charge for any rider may be calculated either before or after the monthly cost of insurance charge. Any rider attached to the Policy will specify the order in which the Monthly Charge for that rider is calculated.

The cost of insurance charge is calculated separately for the Initial Face Amount and for any increases in Face Amount. If an increase in a Policy’s Face Amount is approved, then a different Underwriting Class and a different cost of insurance rate may apply to the increase, based on an Insured’s circumstances at the time of the increase.

Net amount at risk is calculated separately for the Initial Face Amount and for any increase in Face Amount. In determining each net amount at risk, Policy Value is allocated among the Initial Face Amount and any increments of Face Amount in Proportion to the total Face Amount. If the death benefit is increased because of the requirements of Section 7702 of the Code, such increase will be allocated among the Initial Face Amount and any increments of Face Amount in proportion to the total Face Amount.

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Charges for Riders. The Monthly Charge includes charges for any supplemental insurance benefits added to a Policy by rider.

Certain Daily Charges. Daily charges are deducted from each Investment Account (but not the Fixed Account) to cover certain mortality and expense risks, and for certain administrative expenses.

The Company deducts for mortality and expense charges daily at the following annual rates:

•	0.95% if the value of Units in all Investment Accounts is less than $100,000;
•	0.65% if the value of Units in all Investment Accounts is from $100,000 to $500,000; and
•	0.35% if the value of Units in all Investment Accounts is over $500,000.
•	In Policy Years 21 and later, the annual rate is 0.35% regardless of the value of Units in all Investment Accounts.

Policy Cost Factors. The Company may change monthly cost of insurance rates, excess interest rates, Premium expense charges, policy fees, mortality and expense risk charges, administrative expense charges, rider charges and policy unit charges. Any change will be determined in accordance with the procedures and standards on file with the insurance department of the state in which this policy is delivered. Any changes in policy cost factors will be based on changes in future expectations for: (1) mortality; (2) expenses; (3) persistency; (4) investment earnings; (5) federal taxes; and (6) state or local taxes.

Changes in policy cost factors will be determined prospectively, will not occur because of a change in an Insured’s health or occupation, and will not be made to recoup any prior losses. The Company will not change policy cost factors more frequently than once a month. The Company will review the Policy for a class of Insureds to determine whether an adjustment in policy cost factors should be made at least once a year for interest and at least once every five Policy Years for other policy cost factors.

Taxes. Under current federal income tax law, as a life insurance company, the Company is not taxed on the Separate Account’s operations. Thus, currently the Company does not deduct a charge from the Separate Account for federal income tax. However, the Company reserves the right to charge the Separate Account for any future federal income tax it might incur.

In addition to Premium taxes, the Company incurs state and local taxes under the current law of several states. These other taxes are not now significant and the Company does not currently charge for them. However, if the taxes increase the Company may deduct charges for such taxes. Any such charges for such tax will be imposed on all of the affected Policies.

F.	Death Benefits

Payment of Death Benefit Proceeds. As long as the Policy remains in force, the Company will pay the Death Benefit Proceeds to the Beneficiary(ies) upon receipt of satisfactory proof of death of the Insured on a single life Policy or both Insureds on a last survivor Policy. The Company may require the Policy to be returned prior to its distribution of Death Benefit Proceeds. If all Beneficiaries die before the Insured on a single life Policy or the Last Insured on a last survivor Policy, the Company will pay the Death Benefit Proceeds in a lump sum to the Owner or to the Owner’s estate.

Death Benefit Proceeds are calculated as of the date of the death of the last surviving Insured. Upon first notice of death, the Company will transfer any funds in the Separate Account to the General Account, and the payment of the Death Benefits Proceeds will be made from the General Account.

The Death Benefit Proceeds. The Death Benefit Proceeds will equal:

•	the death benefit; plus
•	any unpaid Monthly Charges; minus
•	any Outstanding Loan Amounts.

If all or part of the Death Benefit Proceeds are paid in one sum, the Company will pay interest on this sum from the date of death to the date of payment as may be required by applicable state law.

The Company may further adjust the amount of the Death Benefit Proceeds or rescind the Policy in its entirety under circumstances of suicide and contestability.

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When the Insured on a single life Policy or the younger Insured on a last survivor Policy reaches age 121, the death benefit is reduced to the Cash Surrender Value of the Policy. Charges will no longer be deducted from the Policy. Any loans present on the Policy will remain on the Policy and continue to be charged interest. No additional Premium payments will be allowed, but payments towards the loan balance or interest will be allowed.

Death Benefit Options. Intelligent Life provides three death benefit options: Option A, Option B and Option C.

Option A. Option A provides a level death benefit. It is equal to the greater of:

•	the Face Amount; and
•	the minimum death benefit required under the tax test the Owner selected.

Option B. Option B provides an increasing death benefit. It is equal to the greater of:

•	the Face Amount plus the Policy Value (the Company will calculate the amount of the death benefit proceeds as of the end of the date the person insured by the policy dies); and
•	the minimum death benefit required under the tax test the Owner selected.

Option C. Option C provides an increasing death benefit. It is equal to the greater of:

•	the Face Amount plus all of the Premiums credited to the Policy since the Issue Date (determined on the date of the death of the Insured); and
•	the minimum death benefit required under the tax test the Owner selected.

Accelerated Death Benefits. In states where the benefit is available, an accelerated payment of part or all of a Policy’s death benefit may be received prior to the Final Policy Date and while the Policy is in force, when the Insured (or, in a last survivor Policy, the last remaining Insured) develops a terminal illness, which is expected to result in his or her death within 12 months.

Subject to state variation, an Owner may elect to accelerate all or only a proportion of the Death Benefit Proceeds before reduction for any Outstanding Loan Amounts and unpaid Monthly Charges (the “available proceeds”). However, an amount less than 25% of the available proceeds or $50,000, whichever is less, cannot be accelerated.

The accelerated death benefit payment will vary from state to state but will generally equal the requested available proceeds discounted for one year of interest and reduced by:

•	an administrative expense charge not to exceed $200;
•	any amounts due within the Policy’s Grace Period which are unpaid on the date the Company approves an application for an accelerated death benefit; and
•

any Outstanding Loan Amounts existing on the date the Company approves an application for an accelerated death benefit multiplied by the ratio of the accelerated available proceeds to the available proceeds before the acceleration.

If the Company approves an application for partial acceleration of available proceeds, the unaccelerated portion of the Policy’s Death Benefit Proceeds will remain in effect. After the payment of an accelerated death benefit, the Policy’s Face Amount, Policy Value, and any Outstanding Loan Amounts will be reduced by the ratio of the accelerated available proceeds to the available proceeds before the acceleration. The acceleration of all available proceeds will result in the termination of the Policy.

There is no restriction on the use of accelerated death benefit payments.

Additional conditions for the right to receive an accelerated death benefit payment may be contained in a Policy. The Policies will address the effects of an accelerated death benefit on incontestability and suicide.

Changing Death Benefit Options. After the first Policy Year, the Owner may change the death benefit options with no additional charge while the Policy is in force.

No change in death benefit options will be made that would result in a Policy being disqualified as a life insurance contract under Section 7702 of the Code. A change that would make a Policy a MEC under the Code will not be made without specific instructions and a request In Good Order provided to the Company to that effect.

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To change death benefit options:

•	The Owner must submit an Acceptable Request.
•	The effective date of the change will be the Monthly Charge Date on or following the date when the request for a change is approved.
•	Under a single life Policy, no change can be made if Monthly Charges are then being waived under any Waiver of Monthly Charges Rider attached to the Policy.

In addition, for a change from Option A to Option B or Option C:

•	For a single life Policy, the Insured must be alive, and for a last survivor Policy, both Insureds must be alive.
•	Where permitted by law, satisfactory evidence of insurability will be required for this change.
•

The Face Amount will be decreased (beginning with the most recent increase, then the next most recent increases in succession, and then the Initial Face Amount) on the effective date of the change by the Policy Value.

•	The death benefit will remain approximately the same on the effective date of the change.
•

The net amount at risk will generally remain level. This means there may be a relative increase in the cost of insurance charges over time because the net amount at risk will remain level rather than decrease as the Policy Value increases (unless the death benefit is based on the applicable percentage of Policy Value).

•	If the Face Amount would be reduced to less than the minimum Face Amount in which the Policy could be issued, then the change will not be allowed.
•	If, before the change, the Face Amount is less than the minimum death benefit required by Code Section 7702, the change will not be allowed.

For a change from Option B or Option C to Option A:

•	The Insured must be alive and the Owner must give the Company satisfactory evidence of insurability.
•	The Face Amount will increase by the Policy Value so that the death benefit is approximately the same on the date of the change.
•

The Face Amount will be increased on the effective date of the change. The underwriting class, cost of insurance rates, and policy fees for the increase will be the same as they are for the most recent increase requested. If the Owner hasn’t requested an increase, then they will be the same as they are for the Initial Face Amount.

For a change from Option B to Option C or Option C to Option B:

•	The Insured must be alive and the Owner must give the Company satisfactory evidence of insurability.
•

The Face Amount will be adjusted by the difference in Policy Value and accumulated Premiums paid so that the death benefit is approximately the same on the date of the change. A change from Option B to Option C will adjust the face Amount by accumulated Premiums paid minus Policy Value. A change from Option C to Option B will adjust the Face Amount by Policy Value less accumulated Premiums paid.

•

The Face Amount will be adjusted on the effective date of the change. The underwriting class and cost of insurance rates for any increase will be the same as they are for the most recent increase requested. If no increase is requested, then they will be the same as they are for the initial Face Amount. Any decrease in the Face Amount will also be on the effective date of the change. To do this, any increases in the Face Amount requested will be reduced, starting with the most recent. Then, the Face Amount will be reduced.

Unless the death benefit is based on the minimum death benefit required by Code Section 7702, if the Policy Value increases, the net amount at risk will decrease, thereby reducing the cost of insurance charge. Similarly, if the Policy Value decreases, the net amount at risk will increase, thereby raising the cost of the insurance charge.

Changing the Face Amount. The Face Amount selected in the application for a Policy may be changed after the first Policy Year and while the Policy is in force. No change will be permitted that would result in the Policy being disqualified as a life insurance contract under Section 7702 of the Code. Changes in the Face Amount of a Policy are subject to the following conditions.

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For increases in the Face Amount:

•	Increases may be made by submitting an application with evidence of insurability satisfactory to the Company at the Company’s Administrative Office.
•	The minimum increase is $50,000.
•	On the effective date of an increase, taking into consideration the increase, the Cash Surrender Value must be at least equal to the Monthly Charges then due.
•	An increase will be effective on the Monthly Charge Date on or next following the date the Company approves the change, provided that an Insured is living on that date.
•	Under a single life Policy, an increase in Face Amount will not be permitted if the Monthly Charges are then being waived under any Waiver of Monthly Charges Rider attached to the Policy.
•

The Face Amount may not be increased on or after the Insured’s Attained Age 91 or the older Insured’s Attained Age 91 for a last survivor Policy. The Insured (or, in a last survivor Policy, both Insureds) must be alive on the date the Company receives a request in order to increase the Face Amount. The total net amount at risk will be affected, which will increase the monthly cost of insurance charges. There are additional signature requirements if the Insured’s Attained Age is 76 or older.

•	Each increase in Face Amount will have its own Underwriting Class, cost of insurance rates, and policy unit charges.
•	The Company reserves the right to limit increases in the Face Amount to one increase in any 12-month period.

For decreases in Face Value:

•	An Acceptable Request to decrease the Face Amount must be received by the Company.
•	Face Value may not be decreased below the minimum Face Amount.
•	The Insured (or, in a last survivor Policy, at least one Insured) must be alive on the date the Company receives a request In Good Order to decrease the Face Amount.
•	The minimum decrease is $25,000.
•	Any decrease will be effective on the Monthly Charge Date on or next following the date the Company approves the request.
•	To apply the decrease, any increases in the Face Amount, starting with the most recent, will be reduced. After all increases have been eliminated, the Initial Face Amount will be reduced.
•

A decrease in Face Amount generally will decrease the net amount at risk, which will decrease the cost of insurance charges. For purposes of determining the cost of insurance charge, any decrease will first be used to reduce the most recent increase, then the next most recent increases in succession, and then the Initial Face Amount.

•	No decrease in Face Amount will be permitted if, after the decrease, the death benefit would be less than the minimum death benefit required by Code Section 7702.
•

If a decrease in Face Amount would cause the Policy to be classified as a MEC, the decrease will not be processed until the Owner provides the Company with a request In Good Order with specific instructions to that effect.

I.	Policy Loans

Policy Loans. While the Policy is in force, the Owner may obtain a Policy loan from the Company at any time by submitting an Acceptable Request to borrow money from the Company using the Policy as the only collateral for the loan. The maximum loan amount is 100% of the Policy Value on the date of the loan unless the Overloan Protection Endorsement is in effect: and the minimum is $1,000. Loans will take effect on the Business Day the Company receives a request and normally the amount of the loan is paid within 7 days of the Company receiving an Acceptable Request for a loan.

Collateral for Policy Loans. As collateral for a loan, an amount equal to the loan is transferred to the Loan Account in accordance with the Owner’s instructions. An Owner may request that this amount be transferred from specific Allocation Options. If no such instructions are received the amount will be transferred, on a pro rata basis, from all of the Allocation Options with a positive value. The Loan Account is part of the Company’s general account.

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Interest Charged on Policy Loans. The Company charges interest at the annual rate of 5%. Charged interest is due and payable on the earlier of the Policy Anniversary or when the Cash Surrender Value is insufficient to pay the Monthly Charge.

At that time, any unpaid interest becomes part of the Outstanding Loan Amount and accrues interest at the then current rate. On each Policy Anniversary, a pro rata amount of the unpaid interest will be transferred to the Loan Account so that the Loan Account will be equal to the Outstanding Loan Amount as of the date on which charged interest is due and payable.

Interest Earned in the Loan Account

For Policy loans outstanding in Policy Years 1–10, the Company credits interest on amounts in the Loan Account (“earned interest rate”) at an annual guaranteed interest rate of 4.35%. If a Policy loan is outstanding in Policy Years 11 and thereafter, the Company will credit interest in the Loan Account at a current annual interest rate of 4.80%.

The Company transfers earned and charged loan interest to or from the Allocation Options (per Owner instructions or pro rata to or from each of your Allocation Options) and recalculate collateral: (a) when loan interest is paid; (b) when a new loan is made; (c) when a loan repayment is made; (d) on each Policy Anniversary; and (e) at policy termination. A transfer to or from the Loan Account will be made to reflect any recalculation of collateral. Transfers include: (a) interest earned on the Loan Account that is transferred to the Investment Accounts; (b) unpaid charged interest that is added to the loan; and (c) policy value that is transferred from the Investment Accounts to the Loan Account in the amount of charged interest added to the loan.

•

The Owner may repay all or part of any Outstanding Loan Amounts at any time while an Insured is alive and the Policy is in force. The minimum Policy loan repayment is $100, or the total Outstanding Loan Amount, if less. Upon each loan repayment, the Company will transfer from the Loan Account an amount equal to the loan repayment. The Company will allocate such amount to the Allocation Options in accordance with the Owner’s instructions, as contained in a request that is received in Good Order at the Company’s Administrative Office. If the Company does not receive specific instructions with respect to a loan repayment, the Company will allocate such amount in accordance with the Owner’s current Premium allocation instructions.

•

While the loan is outstanding, the Company will credit all payments sent to the Company as Premium payments unless the Company receives a request, in Good Order, for the payments to be applied as loan repayments.

•

The Company deducts any Outstanding Loan Amounts from the Policy Value upon Surrender, and from the Death Benefit Proceeds payable on the death of the Insured on a single life Policy or the Last Surviving Insured on a last survivor Policy.

•	If the Owner’s Outstanding Loan Amounts cause the Cash Surrender Value on a Monthly Charge Date to be less than the Monthly Charge due, the Policy will enter a Grace Period.
•

The Company normally pays the amount of the loan within 7 days after receipt, in Good Order at the Company’s Administrative Office, a request for a loan. The Company may postpone payment of loans under certain circumstances, such as when the New York Stock Exchange is uncustomarily closed or restricted for trading or the SEC determines that an emergency exists that affects the Company’s ability to value or dispose of a Portfolio’s shares. Please see the section entitled “Delays in Payments” for more information on such deferrals.

•	No loans may be taken or repaid after a Policy becomes “overloaned.”

Effect on Death Benefit and Surrender Value. Any Outstanding Loan Amounts will be deducted from the Policy Value upon Surrender, and from Death Benefit Proceeds payable on the death of the Insured on a single life Policy or the Last Insured on a last survivor Policy.

J.	Lump Sum Payments by the Company

Payment of the amount of any Surrender, partial withdrawal, Death Benefit Proceeds, loan, or payment methods will usually be made within 7 days after receipt of all of the applicable requests In Good Order, and/or due proofs of death. The Company may postpone the payment of any such amounts if:

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1.	the New York Stock Exchange is closed for trading, other than customary holiday or the weekend closings, or trading on the NYSE is restricted, as determined by the Commission; or
2.

an emergency exists, as a result of which the Securities and Exchange Commission determines that (A) the disposal of shares in an Investment Account’s corresponding Fund is not reasonably practicable, or (B) it is not reasonably practicable to fairly determine the value of the net assets of an Investment Account’s corresponding Fund; or

3.	an Investment Account’s corresponding Fund lawfully suspends payment or redemption of its shares pursuant to an order of the Securities and Exchange Commission; or
4.

an Owner has submitted a check or draft to the Company’s Administrative Office, which allows the Company to defer payment of Surrenders, partial withdrawals, Death Benefit Proceeds or payments under a payment method until the check or draft has been honored.

Payment of amounts from the Fixed Account may be deferred for up to 6 months after the Company’s receipt of a request In Good Order, but a payment from the Fixed Account that is to be applied to pay required Premiums on other policies in force with the Company will not be deferred. Interest is paid at an annual rate from the effective date of the withdrawal, Surrender or loan if the Company delays payment for 30 days or more. This annual rate will be the same rate at the Fixed Account’s guaranteed crediting rate.

K.	Redemption Errors

In accordance with industry practice, the Company has established procedures to address and to correct errors in amounts redeemed from the Investment Accounts and the Fixed Account, except for de minimus amounts.

L.	Policy Riders, Endorsements and Benefits

The following riders are available to provide supplemental benefits under the Policy. Most of these riders are subject to age and underwriting requirements, and, unless otherwise indicated, must be purchased when the Policy is issued. Monthly Charges are deducted from the Policy Value for some of these riders as part of the Monthly Charge. The riders provide fixed benefits that do not vary with the investment performance of the Separate Account. The riders may not be available in all states.

Waiver of Monthly Charges Rider. This rider is available only at issue for Issue Ages 18-60 and at Attained Age 18 for Issue Ages 0-17. This rider waives the Monthly Charge while the Insured is disabled, as defined in the rider, as long as the disability commenced prior to the Insured’s Attained Age 65 and has continued for at least six consecutive months without any period of recovery. The Company imposes a charge each month as part of the Monthly Charge if this rider is selected, which depends on the Issue Age and, in most states, gender of the Insured (the charge is higher for females than males). Additional restrictions and charges apply if this rider is selected and later the Face Amount is increased.

Policy Split Rider. This rider is available only for Policies issued on a last survivor basis. It allows the base policy to be split into two single life Policies in the event of a divorce between two married Insureds, or abusiness dissolution between two Insured partners or significant shareholders. The election to split the Policy must be made between 6 months and 1 year of the triggering event.

Level Cost of Insurance Endorsement (Intelligent Life VUL Only). This optional endorsement levels the cost of insurance (“COI”) rates applied to a Policy. If the Owner pays sufficient Premiums, the level COI rates will be guaranteed. This endorsement may be added at Policy issue without any extra evidence of insurability beyond what is required for the Policy. The Company may offer the endorsement after issue while the Policy is in force and while there is an available level COI period for the Insured’s age, but evidence of insurability may be required at the time of endorsement. The level COI is only available to Issue Ages 18-70 (up to Issue Age 75 for Intelligent Life). The level COI rates depend on the level COI period selected, the Face Amount, and the gender, age and Underwriting Class of the Insured. There are no charges to add this endorsement.

While the Owner has paid sufficient Premiums into the Policy, the guaranteed maximum COI rates will equal the non-guaranteed level COI rates. While the Owner has not paid sufficient Premium, guaranteed maximum COI rates will be the greater of the non-guaranteed level COI rates and the guaranteed maximum COI rates that would apply under the Policy if the endorsement were not attached. The Premium the Owner needs to pay to guarantee the level COI rates is provided in the endorsement.

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The Owner may terminate this endorsement at any time at no additional cost. If the endorsement is not terminated, the endorsement will terminate at the end of the level COI period assuming the Policy continues in force until that time. Upon termination, both the non-guaranteed and guaranteed COI rates for the Policy will be as if the endorsement had never been attached to the Policy.

Extended Maturity Benefit. With the Extended Maturity Benefit, the Policy will remain in force for the life of the Insured on a single life Policy or the lives of both Insureds on a last survivor Policy. When the Insured on a single life Policy or the younger Insured on a last survivor Policy reaches age 121, the Cash Surrender Value of the Policy will be the death benefit and the death benefit is reduced to the Policy Value. Charges will no longer be deducted from the Policy. Any loans present on the Policy at age 100 (age 121 for Policies issued on or after January 1, 2009) will remain on the Policy and continue to be charged interest. No additional Premium payments will be allowed, but payments towards the loan balance or interest will be allowed. There is no charge for this benefit.

Charitable Giving Benefit Rider. This Rider provides that an amount equal to 1.00% of the Face Amount of a Policy will be paid to an institution accredited as a charity pursuant to Section 501(c)(3) of the Code, upon the death of the Insured or the last surviving Insured for a survivorship policy. This amount is in addition to the full Face Amount of the Policy and will be paid by the Company; there will be no deduction from the Death Benefit Proceeds to pay this amount.

The Owner may only elect this Rider before the Issue Date of the Policy. Once the Rider is elected, the Owner may change the designated qualified institution of higher learning by submitting an Acceptable Request. The Owner may terminate this Rider at any time by submitting an Acceptable Request. There is no charge for this Rider.

Overloan Protection Endorsement. This optional Endorsement is available both for a Policy issued on a single life basis or a Policy issued on a last survivor basis. This Endorsement guarantees the Policy will not lapse if it ever becomes overloaned. The Policy becomes overloaned on the first Monthly Charge Date that all of the following conditions are satisfied.

•	The Policy has been in force for at least ten years.
•	The attained age of the Insured on a single life Policy or the younger Insured on a last survivor Policy is at least 65.
•

Either the Policy tax test is the Cash Value Accumulation test, or the policy tax basis is zero. The Overloan Protection Endorsement is not currently available if the Policy tax test is the Cash Value Accumulation Test. A policy tax basis of zero would result from withdrawals of all premiums paid for the Policy.

•

The outstanding loan divided by the Policy Value reaches an overloan limit that may vary by attained age, gender and underwriting class. The Owner’s Policy overloan limit is stated in the Endorsement issued on the Policy.

After the Policy becomes overloaned, no Premiums may be paid, no withdrawals may be taken, no new loans may be taken or repaid, and no advisory fees will be deducted. The death benefit will be the minimum death benefit required for the Policy to be in compliance with federal tax law. Please see the section entitled “Death Benefit” for more information on the minimum death benefit. No Monthly Charges will be deducted. There is no Monthly Charge to add this Endorsement to the Policy. However, if this Policy changes to overloaned status, at that time, the Policy Value will be reduced to equal the outstanding loan and moved to a fixed interest Loan Account. Policy Value cannot be transferred out of this account and will receive an annual effective crediting rate of 2.50%. Policy loan interest will continue to accrue at the same 2.50% rate.

Estate Transfer Protection Rider. This Rider is available only for Policies issued on a last survivor basis. This Rider provides an additional death benefit until four years after the death of the first Insured to die. The additional death benefit is equal to the chosen Protection Percentage of the death benefit of the Policy. The death benefit of this Rider will automatically increase or decrease in direct proportion with the death benefit of the Policy. An Owner may add this Rider to the Policy while both Insureds are living by submitting an application and providing evidence of insurability satisfactory to us.

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The Company will pay this death benefit when upon receipt of satisfactory proof that the Last Surviving Insured by the Policy died before this Rider’s expiration, provided the Policy and this Rider are in force. This Rider doesn’t have any Policy Value, and the Company does not use it to calculate how much can be borrowed from the Policy. Charges for this Rider, however, will affect the Policy Value and how much can borrowed. The Company will deduct these charges only while this Rider is in force.

The cost of insurance charge for this Rider is part of the Monthly Charge for the Policy. These charges are deducted from the Policy Value while the Rider is in force. The Company calculates it on each Monthly Charge Date after calculating the cost of insurance charge for the Policy. While this Rider is in force, the Owner may elect to change the Protection Percentage by providing us a written request. The Protection Percentage will be in whole numbers. It may be of a limited number of choices then offered by us. If it is a reduction in the Protection Percentage, that reduction will be effective on the next monthly anniversary date following our receipt of the request. If it is an increase in Protection Percentage, it will require evidence of insurability and only become effective if approved by the Company on the next monthly charge date following approval.

The coverage under this Rider will end on one of the following dates, whichever occurs earlier:

•	four years after we receive written notification of the death of the first Insured to die, and
•	the date the Company receives at its administrative office a written request to to end this Rider.

However, in no event will the Rider continue beyond whichever of the following occurs first:

•	the date of death of the Last Surviving Insured,
•	the date the grace period of the Policy ends and the Owner has not made the payment that is needed, or
•	the date the Owner ends or surrenders the Policy.

M.	Misstatement of Age or Gender

If the Insured’s age or, in most states, the Insured’s gender has been stated incorrectly in the application and the Company discovers such misstatement after the death of the Insured on a single life Policy or the Last Insured on a last survivor Policy, the amount of death benefit will be that which would be purchased by the most recent deduction for the cost of the insurance charge at the correct age or gender. The amount of death benefit for any riders will be that which would be purchased by the most recent deduction for rider charges at the correct age or gender. In most states, if the Company discovers such misstatement while the Insured on a single life Policy or the Last Insured on a last survivor Policy is living, the Company will retroactively adjust the Policy Value to reflect the Monthly Charges that should have been made for the correct age or gender of the Insured(s).

N.	Incontestability

The Policy, application(s), Policy schedule pages, and any riders are the entire contract. Only statements made in the applications (or any supplements thereto) can be used to void the Policy or to deny a claim. The Company assumes that all statements in an application are true to the best knowledge and belief of the person(s) who made them, and, in the absence of fraud, those statements are considered representations and not warranties. The Company relies on those statements when it issues or changes a Policy. As a result of differences in applicable state laws, certain provisions of the Policy may vary from state to state.

The Company may not contest the Policy after the Policy has been in force during the lifetime of the Insured(s) for two years from the Issue Date, except for nonpayment of Premium. The Company may not contest any Policy change that requires evidence of insurability, or any reinstatement of the Policy, after such change or reinstatement has been in effect during the lifetime of the Insured(s) for two years. The contestable period of a Policy issued as a result of a conversion option from term insurance will be measured from the Issue Date of the term policy.

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If a Policy Lapses and is reinstated, the Company may contest the validity of a Policy for two years from the date reinstatement. Generally, the Company loses the right to contest a reinstated Policy after it has been in force for two years from the reinstatement date during the lifetime of the person Insured by the Policy.

If the death benefit is changed from Death Benefit Option A to B or C, the Company may contest the amount of any increase in the death benefit due to such change after such change has been in force for two years from the date the change takes effect. If the Face Amount has been increased subject to evidence of insurability, the Company will not contest such increase after it has been in force during the lifetime of the Insured(s) for two years from the date the increase takes effect. If a change from Death Benefit Option A to B or C or an increase in Face Amount subject to insurability is successfully contested, the death benefit will be what would have been payable had such change or increase not taken effect. The additional cost of insurance, Policy unit, and rider charges associated with such increase or change will be refunded to the Policy’s Policy Value.

O.	Suicide Exclusion

If an Insured commits suicide within two years of the Issue Date, the Policy will terminate and the Company’s liability will be limited to an amount equal to the Premiums paid, less any Outstanding Loan Amounts, and less any partial withdrawals previously paid. However, if the Policy is issued as a result of a conversion option from term insurance, the suicide period will be measured from the Issue Date of the term policy.

If an Insured commits suicide within two years from the effective date of any increase in Face Amount for which evidence of insurability had been provided, or within two years from the effective date of a change from death benefit Option A to B or C, the Policy will terminate, and the Company’s liability will be limited to the death benefit that would have been payable had the increase or change not taken effect. The Company will also refund to the Policy Value any additional cost of insurance, policy unit, and rider charges associated with such increase or change.

DATED: May 1, 2019

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